VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is entered into as of May 30, 2007, by and among Orion Ethanol, Inc., a Nevada corporation (“Orion”), OEI Acquisition Sub, Inc., a Delaware corporation and Orion’s wholly-owned subsidiary (“OEI”), GreenHunter Energy, Inc., a Delaware corporation (“GreenHunter”) and Investment Hunter, LLC, a Delaware limited liability company (“Stockholder”). Orion, OEI, GreenHunter and Stockholder are sometimes referred to herein as the “Parties”.

PRELIMINARY STATEMENT

WHEREAS, Orion, OEI and GreenHunter are parties to that certain Agreement and Plan of Merger dated of even date herewith (the “Merger Agreement”) providing for, among other things, the merger (the “Merger”) of OEI with and into GreenHunter and the conversion of the shares of capital stock of GreenHunter outstanding at the time of the Merger (“Shares”) into the right to receive capital stock of Orion, plus cash in lieu of fractional shares. As an inducement to Orion, OEI and GreenHunter to enter into the Merger Agreement, Stockholder has agreed to enter into this Agreement.

Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.    Agreements Related to the Shares.

1.1 Vote of Independent Investors. The Parties acknowledge and agree that pursuant to Section 5.18 of the Merger Agreement, GreenHunter has agreed to use its best efforts to cause West Coast Opportunity Fund, LLC, Centaur Value Fund L.P. and United Centaur Master Fund (collectively, the “Independent Investors”) (a) to vote, or to cause to be voted, all Shares that are owned or held, beneficially or otherwise, by all such Independent Investors in favor of (or to grant, or to cause to be granted, consents with respect to such Shares for) the recommendation made by the Board of Directors of GreenHunter with respect to the adoption and approval of the Merger Agreement and the Merger at every meeting of stockholders of GreenHunter (or any solicitation of consents in lieu thereof) at which such matters are considered and at every adjournment or postponement thereof; and (b) to vote, or to cause to be voted, all Shares that are owned or held, beneficially or otherwise, by all such Independent Investors (or to withhold, or to cause to be withheld, consents with respect to such Shares), in accordance with the recommendation of the Board of Directors of GreenHunter, on any proposal that would compete or interfere with, or that would in any way delay or otherwise inhibit the timely consummation of, the Merger and the other transactions contemplated by the Merger Agreement.

1.2 Vote of Stockholder. To the extent that the Independent Investors vote or cause to be voted all Shares that are owned or held, beneficially or otherwise, by all such Independent Investors in accordance with Section 1.1 above, Stockholder agrees (a) to vote or to cause to be voted a proportionately equivalent number of Shares that are owned or held, beneficially and/or otherwise, by Stockholder in a manner and percentage identical to the vote cast by all other holders of GreenHunter capital stock entitled to vote in connection with the Merger Agreement and the Merger at every meeting of stockholders of GreenHunter (or any solicitation of consents in lieu thereof) at which such matters are considered and at every adjournment or postponement thereof; and (b) to vote or to cause to be voted a proportionately equivalent number of Shares that are owned or held, beneficially and/or otherwise, by Stockholder (or to withhold or to cause to be withheld consents with respect to such shares), in accordance with the recommendation of the Board of Directors of GreenHunter, on any proposal that would compete or interfere with, or that would in any way delay or otherwise inhibit the timely consummation of, the Merger and the other transactions contemplated by the Merger Agreement.

1.3 No Voting Trusts or Transfers. Stockholder will not, and will not permit any person with any voting or dispositive power over the Shares owned or held by Stockholder to: (a) deposit any Shares beneficially owned by it in a voting trust or subject any Shares to any arrangement with respect to the voting of such Shares other than this Agreement ; (b) sell, assign, pledge, grant a lien on, or security interest in, or otherwise transfer any of its interests in, any Shares to any person; or (c) take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of limiting, preventing or disabling Stockholder from performing its obligations under this Agreement.

1.4 Joinder Agreement. GreenHunter agrees that any person who is not a party to this Agreement and who acquires Shares after the date hereof, shall, upon consummation of, and as a condition precedent to the consummation of, such acquisition, execute and agree to be bound by terms of this Agreement and shall thereafter be deemed a Stockholder, with all of the obligations of Stockholder for all purposes of this Agreement.

1.5 Irrevocable Proxy. At the written request of Orion, Stockholder will appoint or will cause to be appointed the Chief Executive Officer of GreenHunter (the “Proxy Holder”) as its true and lawful attorney and proxy, in the name, place and stead of Stockholder, to vote (in a manner and number consistent with this Agreement) as the proxy of Stockholder, the Shares beneficially owned by Stockholder at any and all meetings of Stockholders of GreenHunter, or any adjournments thereof, at which votes of GreenHunter’s stockholders will be taken in connection with the Merger or in connection with any proposal that would compete or interfere with, or that would in any way delay or otherwise inhibit the timely consummation of, the Merger and the other transactions contemplated by the Merger Agreement, giving and granting to such designated Proxy Holder all the powers Stockholder would possess if personally present. Such appointment also will authorize such Proxy Holder to execute (or to withhold) one or more written consents solicited in lieu of any such meeting of stockholders of GreenHunter. Such proxy is coupled with an interest and will be irrevocable until the date on which this Agreement terminates.

2.    Representations and Warranties of Stockholder. Stockholder represents and warrants to Orion, OEI and GreenHunter that:

2.1 Due Authority. Stockholder has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver, and to perform its obligations under this Agreement. This Agreement has been duly executed and delivered by or on behalf of Stockholder and is a valid and binding agreement of Stockholder enforceable against it in accordance with its terms, subject, as to enforcement, to laws relating to or affecting generally the enforcement of creditors rights, including, without limitation, bankruptcy and insolvency laws and to general principles of equity.

2.2 No Conflict; Consents. The execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of the obligations under this Agreement and the compliance by Stockholder with the provisions hereof does not, (i) conflict with or violate any law, statute, rule, regulation, order, writ, judgment or decree applicable to Stockholder or any Shares directly or indirectly owned or held by Stockholder; (ii) conflict with or violate Stockholder's certificate of formation, limited liability company agreement, charter, bylaws, partnership agreement, trust agreement or other similar organizational documents; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or grant to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of Stockholder's shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Stockholder is a party or by which Stockholder or Stockholder's shares are bound.

(b) The execution and delivery of this Agreement by Stockholder does not, and the performance of this Agreement by Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority by Stockholder, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not prevent or delay the performance by Stockholder of his, her or its obligations under this Agreement in any material respect.

2.3 Ownership of Shares. Stockholder is the sole record and beneficial owner of 14,560,000 Shares, all of which Shares are, on the date hereof, and will at all times during the term will be, held free and clear of any liens, claims, options, charges, proxies or voting restrictions or other encumbrances.

2.4 Additional Documents. Stockholder hereby covenants and agrees to execute and deliver any additional documents necessary to carry out the intent of this Agreement.

3.    Miscellaneous.

3.1 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH AND SUBJECT TO THE LAWS OF THE STATE OF DELAWARE, WITHOUT REFERENCE TO CONFLICTS OF LAWS PRINCIPLES.

3.2 Venue. The Parties hereby irrevocably submit to the jurisdiction of the courts of the State of Texas and the federal court of the United States of America located in the State of Texas solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims with respect to such action or proceeding will be heard and determined in such a Texas state or federal court. Each Party consents to and grants any such court jurisdiction over the person of such Party and over the subject matter of such dispute and agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 3.3 herein or in such other manner as may be permitted by law will be valid and sufficient service thereof.

(b) Each Party acknowledges and agrees that any controversy that may arise under this agreement is likely to involve complicated and difficult issues, and therefore each such Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this agreement, or the transactions contemplated by this agreement. Each Party certifies and acknowledges that (i) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each Party understands and has considered the implications of this waiver, (iii) each Party makes this waiver voluntarily, and (iv) each Party has been induced to enter into this agreement by, among other things, the mutual waivers and certificates in this paragraph (b).

3.3 Notices. All notices, requests, claims, demands and other communications required or permitted to be given or made pursuant to this Agreement will be in writing and will be deemed given (i) on the first business day following the date received, if delivered personally or by telecopy (with telephonic confirmation of receipt by the addressee), (ii) on the business day following timely deposit with an overnight courier service, if sent by overnight courier specifying next day delivery and (iii) on the first business day that is at least five days following deposit in the mails, if sent by first class mail, to the Parties at the following addresses (or at such other address for a Party as will be specified by like notice):

To Orion and/or OEI	Orion Ethanol, Inc. 307 South Main Street Pratt, Kansas 67124 Attention: Chief Financial Officer Telephone (620) 672-2814 Facsimile: (620) 672-3142

with copies to:	Thelen Reid Brown Raysman & Steiner LLP 701 8th Street Suite 800 Washington, D.C. 20001 Attn: Joseph R. Tiano, Jr. and Louis A. Bevilacqua Telephone: (202) 508-4000 Facsimile: (202) 508-4321

To Investment Hunter	_______________________________ _______________________________ _______________________________ Attn: Gary Evans Telephone (_____) __________ Facsimile: (_____) __________

To GreenHunter:	GreenHunter Energy Inc. 3129 Bass Pro Drive Grapevine, Texas 76051 Attn: Michael K. Studer, President Telephone (469) 293-4397 Facsimile: (972) 550-7464

with copies to:
GreenHunter Energy Inc.
3129 Bass Pro Drive
Grapevine, Texas 76051
Attn: Morgan F. Johnston, Vice President, General Counsel and Secretary
Telephone (469) 293-4397
Facsimile: (972) 550-7464

and

Fulbright & Jaworski L.L.P.
2200 Ross Avenue, Suite 2800
Dallas, Texas 75201
Attn: David E. Morrison
Telephone: (214) 855-8301
Facsimile: (214) 855-8200

3.4 Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or its application to any person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

3.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which will together constitute the same agreement.

3.6 Termination; Survival. This Agreement will terminate upon (i) the mutual written consent of all Parties; (ii) the time the Merger becomes effective; or (iii) the termination of the Merger Agreement in accordance with its terms, and all the provisions of this Agreement will terminate at such time.

3.7 Captions. All captions in this Agreement are for convenience of reference only and are not part of this Agreement, and no construction or reference will be derived therefrom.

3.8 Specific Performance. Each Party acknowledges that it will be impossible to measure in money the damage to the other Parties if such Party fails to comply with any of the obligations imposed by this Agreement, that each such obligation is material and that, in the event of any such failure, the other Party will not have an adequate remedy at law or damages. Accordingly, each Party agrees that injunctive relief or any other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that the other Party has an adequate remedy at law or in the form of damages. Each Party agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with any other Party’s seeking or obtaining such equitable relief.

3.9 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns and will not be assignable without the written consent of all other Parties hereto.

3.10 Entire Agreement; Amendment; Waiver. This Agreement (including any schedules hereto) and the Merger Agreement (including any exhibits and schedules thereto) supersede all prior agreements, written or oral, among the Parties with respect to the subject matter hereof and contain the entire agreement among the Parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provision hereof may be modified or waived, except by an instrument in writing signed by all the Parties or, in the case of a waiver, each Party granting such waiver. No waiver of any provision hereof by any Party will be deemed a waiver of any other provision hereof by any such Party, nor will any such waiver be deemed a continuing waiver of any provision hereof by such Party.

3.11 Further Assurances. The Parties will execute and deliver such additional instruments and other documents and will take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby.

3.12 Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any third party any rights or remedies of any nature whatsoever under or by reason of this Agreement.

IN WITNESS WHEREOF, the parties have executed this agreement as of the date first written above.

ORION ETHANOL

By:_____________________________
Name:___________________________
Its:_____________________________

OEI ACQUISITION SUB, INC.

By:_____________________________
Name:___________________________
Its:_____________________________

GREENHUNTER ENERGY, INC.

By:_____________________________
Name:___________________________
Its:_____________________________

INVESTMENT HUNTER LLC

By:_____________________________
Name:___________________________
Its:_____________________________

[Signature Page to Investment Hunter Voting Agreement]